Exhibit 99.1

Sigma Designs and Potomac Reach Agreement

Three New Directors to Join Expanded Board

MILPITAS, Calif. — August 3, 2012 — Sigma Designs (NASDAQ: SIGM), a leading provider of System-on-Chip (SoC) solutions for home entertainment connectivity and control, announced today that it has reached an agreement regarding the election of directors at the Company’s 2012 Annual Meeting of Shareholders with Potomac Capital Partners III, L.P. (together with its affiliates, “Potomac”), which beneficially owns approximately 7.9% of the outstanding shares of Sigma common stock.

Under the terms of the agreement, Potomac and Sigma each agreed to vote their respective proxies at the 2012 Annual Meeting to elect two new directors recommended by Potomac, Eric B. Singer and Mark J. Bonney, and two incumbent directors recommended by Sigma, Thinh Q. Tran and Lung C. Tsai.  In addition, effective immediately following the Annual Meeting, the number of directors on Sigma’s Board will increase from four to five members.  Each of the individual continuing directors has confirmed his intent to appoint Maury Austin, former Chief Financial Officer of MIPS Technologies, Inc., to serve as a fifth director.  Mr. Austin’s selection was the result of a collaborative process conducted by the Board and Potomac to identify a qualified, mutually agreeable, fifth director.

Thinh Tran, Sigma’s President and Chief Executive Officer, stated, “We are pleased we were able to reach an agreement with Potomac which enables us to work together with our new board members to enhance value for all shareholders. We look forward to benefiting from the collective experience of our three new directors to build an even stronger future for Sigma Designs and our shareholders.”

Eric Singer, co-managing member of Potomac Capital Management III, L.L.C., stated, “We are pleased to have worked constructively with management and the Board of Sigma and are confident that the new directors will bring a fresh perspective and make substantial contributions to the Board. We look forward to continuing to work constructively with the Company and the Board to help maximize value for all shareholders.”

Thomas Gay, Sigma’s Chief Financial Officer, stated, “Sigma is focused on becoming profitable.  With the oversight of our newly constituted board, we intend to initiate a review of each of our business lines to improve efficiencies within the organization and to bring expenses in line with revenue.”

Additional information about Sigma’s new directors follows:

Eric B. Singer has over 17 years of experience as an investor in the semiconductor industry.  Mr. Singer has served as a co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P., since March 2012.  Since May 2009, Mr. Singer has served as an advisor to Potomac Management and its related entities, and has been a member of Potomac Capital Management II, L.L.C. since January 2012.  From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a public semiconductor company.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer managed private portfolios for Alpine Resources LLC from January 2003 to July 2007.  Mr. Singer received a BA from Brandeis University.

Mark J. Bonney has over 35 years of experience, holding various senior executive financial and operating positions, in middle market, high technology companies, both in the United States and abroad.  Mr. Bonney has served as Executive Vice President and Chief Financial Officer of Direct Brands, Inc., a direct-to-consumer media company, since March 2010.  Direct Brands and its affiliate, Bookspan, are the largest direct-to-consumer distributor of media products in North America.  From February 2008 to March 2010, Mr. Bonney served as Vice President and the General Manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”), a global leader in optical technologies and telecommunications.  From June 2005 until its sale to JDSU in February 2008, Mr. Bonney served as Executive Vice President and Chief Financial Officer of American Bank Note Holographics, Inc. (“ABNH”), a publicly traded, global leader in optical security devices. Mr. Bonney also served as an outside director and chairman of the audit committee of ABNH from February 2003 until June 2005. Prior to 2003, and from August 1999 to March 2002, Mr. Bonney was President and Chief Operating Officer of Axsys Technologies, Inc., a publicly traded leading manufacturer of highly sophisticated components and subsystems used in aerospace, defense, data storage, medical and other high technology markets. From March 1993 to August 1999, Mr. Bonney was the Chief Financial Officer of Zygo Corporation, a publicly traded manufacturer of metrology measurement and control systems and optical components used in semiconductor, data storage and other high technology markets. Mr. Bonney received a BS in Business Administration from Central Connecticut State University and a MBA in Finance from the University of Hartford.

Maury Austin has more than 25 years of corporate finance experience in senior executive positions at established technology companies.  He currently serves as a strategic advisor for technology-oriented businesses. From March 2008 to December 2011, Mr. Austin served as Chief Financial Officer of MIPS Technologies, Inc., a publicly traded provider of processor architectures and cores for digital home, networking and mobile applications. Mr. Austin previously served as Senior Vice President and Chief Financial Officer of Portal Software, Inc. from June 2005 until its acquisition and integration into Oracle Corporation in November 2006. Mr. Austin presently serves on the board of directors of Extreme Networks, Inc., a technology leader in high-performance Ethernet switching for cloud, data center and mobile networks. From 2004 to 2005, Mr. Austin served as Senior Vice President and Chief Financial Officer for Southwall Technologies. Prior to his employment with Southwall Technologies, Inc., Mr. Austin was Senior Vice President and Chief Financial Officer for Vicinity Corporation from 2000 until its acquisition by Microsoft Corporation in 2003. Mr. Austin also has held executive positions at Apple Inc., Symmetricom, Inc., FlashPoint and General Electric Co. Mr. Austin holds a B.S. in Business Administration (Finance & Marketing) from the University of California, Berkeley and an MBA from Santa Clara University.

The complete agreement between Sigma and Potomac will be included as an exhibit to the Company’s Current Report on Form 8-K which will be filed with the SEC.

About Sigma Designs, Inc.
Sigma Designs, Inc. (NASDAQ: SIGM) is a world leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, DTV, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

Sigma Designs, Secure Media Processor, and the Sigma Designs logo are either registered trademarks or trademarks of Sigma Designs, Inc. and its subsidiaries in the United States and other countries. All other trademarks mentioned herein are believed to be trademarks of their respective owners.

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For Sigma Designs:

Edward McGregor
Investor Relations
Sigma Designs
+1 (646) 259-2999
IR@sdesigns.com